Exhibit 23.1

LBB & ASSOCIATES LTD., LLP

10260 Westheimer Road, Suite 310

Houston, TX 77042

Phone: (713) 800-4343 Fax: (713) 456-2408

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of International Monetary Systems Ltd.

We consent to the incorporation by reference in Registration Statement No. 333-140437 on Form S-8 of International Monetary Systems, Ltd. (“the “Company”), of our report dated March 17, 2015, relating to the consolidated financial statements of the Company appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP

Houston, Texas

March 17, 2015